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                                                                   Exhibit 99.2

                           [NEWS RELEASE LETTERHEAD]

     ResCare - 10140 Linn Station Road - Louisville, Kentucky 40223-3813 -
                     Phone: 502.394.2100 - www.rescare.com



      Contacts:    Nel Taylor                     Burton W. Rice, CFA
                   Chief Communication Officer    Executive Vice President
                   ResCare                        Corporate Communications Inc.
                   502/394-2357                   615/254-3376


                  RESCARE NAMES RALPH GRONEFELD AS PRESIDENT OF
                     DIVISION FOR PERSONS WITH DISABILITIES

LOUISVILLE, KY (MARCH 28, 2002) - ResCare (Nasdaq/NM: RSCR), the nation's leading provider of services to persons with mental retardation and developmental disabilities and youth with special needs, today announced that Ralph G. Gronefeld, 43, has been appointed president of the company's Division for Persons with Disabilities (DPD). Gronefeld replaces Jeffrey Cross who will soon complete his executive MBA from Vanderbilt University and is leaving to pursue career options outside the disabilities field.

         Gronefeld joined ResCare seven years ago in 1995 as director of internal audit. He served in positions of increasing responsibility including a regional director of DPD, vice president of Alternative Youth Services and executive vice president of the Division for Youth Services. He served as chief financial officer from 1998 until March 2001 when he was appointed executive vice president of DPD.

         Ronald G. Geary, chairman, president and chief executive officer, said, "Ralph Gronefeld has proved to be an exemplary leader who has served ResCare very well in a number of important and vital roles. Ralph has a particular strength for operations management and has achieved excellent results in his short tenure as executive vice president of DPD. We also want to acknowledge the dedicated service of Jeff Cross in his more than 15 years with our company. We are grateful for his contributions to ResCare and to the field of developmental disabilities and know he will be successful as well in future career pursuits."

         ResCare, founded in 1974, offers services to some 27,000 people in 32 states, Washington, D.C., Puerto Rico and Canada. Of these, approximately 10,000 are youth with special-needs and 17,000 are people with developmental or other disabilities. The company is based in Louisville, KY. More information about ResCare is available on the company's web site at http://www.rescare.com.

         The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to the Company's expected financial results, revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, de-institutionalization and privatization of government programs. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. We refer you to the discussion of those factors in our filed reports.

                                      -END-